EXHIBIT 99.1

Zomedica Announces Third Quarter 2021 Financial Results

ANN ARBOR, Mich., November 12, 2021 (Accesswire) – Zomedica Corp. (NYSE American:ZOM) (“Zomedica” or “Company”), a veterinary health company creating point-of-care diagnostics products for dogs and cats, today reported consolidated financial results for the three and nine months ended September 30, 2021. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”). Third quarter results do not include operations of PulseVet which were acquired on October 1, 2021.

Larry Heaton, Chief Executive Officer of Zomedica, stated that, “During the third quarter the team at Zomedica continued building the installed base of TRUFORMA® instruments through our Customer Appreciation Program (CAP), which provides select customers with an instrument at no charge as long as they agree to purchase assay cartridges. Customer response to this program has been encouraging, with 144 customers enrolled to date, and we plan to continue offering it through the end of the year. We expect revenue from these CAP program customers to build sequentially as they utilize cartridges currently available, and new ones as they are released to market. We continue to work with our partner, Qorvo Biotechnologies, to develop new assays for the TRUFORMA® instrument and expect to release several new assays to market in 2022.

Mr. Heaton continued, “Business development was an important focus of the Zomedica team during the third quarter, which led to the culmination of Zomedica’s first acquisition on October 1, 2021, when Pulse Veterinary Technologies (“PulseVet”) became a Zomedica Company. We’re excited about the opportunities to combine the sales and marketing efforts of the respective companies to broaden the introduction of PulseVet’s market-leading shock-wave therapy to the small animal market and the potential future opportunity to introduce TRUFORMA® technology into the equine market.”

“The third quarter reflected Zomedica’s dual approach to realizing growth – building the installed base of TRUFORMA® technology to produce organic growth, and active business development efforts through strategic investments to expand our product offerings, technologies and product development efforts. During the balance of the year, we’re continuing this strategy as we expand the sales and marketing teams and provide the training needed to effectively sell into the animal health marketplace.”

Summary Third Quarter 2021 Results

Zomedica recorded net loss and comprehensive loss for the three and nine months ended September 30, 2021 of approximately $6.3 million, or $0.01 per share, and approximately $15.1 million, or $0.05 per share, respectively, compared to a net loss and comprehensive loss of approximately $5.0 million, or $0.01 per share, and approximately $12.7 million, or $0.04 per share, for the three and nine months ended September 30, 2020.

Revenue for the three and nine months ended September 30, 2021 was $22,514 and $52,331, respectively, and resulted from the sale of our TRUFORMA® products and associated warranties. We commenced commercialization of TRUFORMA® on March 15, 2021 and accordingly have had only limited sales activity in the first three quarters of 2021.

1

Zomedica Announces Third Quarter 2021 Results

Cost of revenue for the three and nine months ended September 30, 2021 was $17,899 and $59,433, respectively. As noted above, commercialization of TRUFORMA® commenced on March 15, 2021. We expect that cost of revenue will increase as we sell additional products in subsequent periods, inclusive of costs associated with PulseVet’s operations.

Research and development expense for the three and nine months ended September 30, 2021 was approximately $0.3 million and approximately $1.0 million, respectively, compared to approximately $2.7 million and $7.2 million for the three and nine months ended September 30, 2020, respectively, representing a decrease of approximately $2.4 million, or 89%, over the prior three-month period and a decrease of approximately $6.2 million, or 86%, for the prior nine-month period. The decrease in both periods was a result of an overall reduction in research and development costs related to TRUFORMA® as we completed development of the instrument and three of the first five assays and began transitioning to commercialization activities.

Selling, general and administrative expense for the three months ended September 30, 2021 was approximately $6.1 million, compared to approximately $2.3 million for the three months ended September 30, 2020, an increase of approximately $3.8 million, or 166%. The increase primarily was due to an increase in share-based compensation expense, which was approximately $1.5 million for the three months ended September 30, 2021, compared to approximately $0.2 million for the comparable period in 2020. Other significant increases include professional fees of approximately $2.1 million relating to the PulseVet acquisition and increased fees associated with SEC compliance requirements, and salaries for administrative and sales personnel of approximately $0.4 million.

Selling, general and administrative expense for the nine months ended September 30, 2021 was approximately $14.6 million, compared to approximately $5.4 million for the nine months ended September 30, 2020, an increase of approximately $9.2 million, or 169%. The increase primarily was due to an increase in share-based compensation expense, which was approximately $4.5 million for the nine months ended September 30, 2021, compared to approximately $0.5 million for the comparable period in 2020, as a result of stock option grants made during the first quarter of 2021. Other significant increases include professional fees of approximately $2.9 million, related primarily to the PulseVet acquisition, and the exchange of our Series 1 preferred stock, as well as increased fees associated with filings compliance requirements, salaries of approximately $1.1 million, regulatory fees incurred for the annual shareholders meeting of approximately $0.8 million largely as a result of administrative costs related to increases in the shareholder base, marketing, travel and office expense of approximately $0.3 million, and contracted expenditures of approximately $0.1 million.

Liquidity and Outstanding Share Capital

Zomedica had cash and cash equivalents of approximately $271.4 million as of September 30, 2021, compared to approximately $52 as of September 30, 2020. The increase in cash is mainly a result of the cash flows from financing activities, partially offset by cash flows used in operating and investing activities as discussed below. After giving effect to the acquisition of PulseVet, Zomedica had pro forma cash and cash equivalents of approximately $199.5 million as of September 30, 2021.As of September 30, 2021, Zomedica had shareholders’ equity of approximately $271.6 million.

2

Zomedica Announces Third Quarter 2021 Results

Net cash used in operating activities for the nine months ended September 30, 2021 was approximately $9.4 million, compared to approximately $15.6 million for the nine months ended September 30, 2020, a decrease of approximately $4.2 million, or 40%. The reduction in net cash used in operating activities resulted primarily from a $4.5 million non-cash stock compensation expense in the 2021 period, approximately $0.5 million in gains recognized on extinguishment of debt, a loss on disposal of property of $0.2 million, and an increase in accounts payable in the 2021 period of approximately $3.2 million. These amounts were offset in part by an increase in inventory purchases of approximately $1.9 million. Other non-cash activity in the 2021 period included amortization and depreciation of approximately $0.3 million.

Net cash used in investing activities for the nine months ended September 30, 2021 was approximately $0.3 million, compared to net cash provided of approximately $1.0 million for the nine months ended September 30, 2020, an increase in net cash used of approximately $1.3 million, or 134%. The increase in net cash used in investing activities resulted from the receipt of cash from the modification of our lease in the first half of 2020, compared to investments of intangible and other property and equipment in the current period.

Net cash from financing activities for the nine months ended September 30, 2021 was approximately $219.1 million, compared to approximately $64.1 million for the nine months ended September 30, 2020, an increase of approximately $155.1 million, or 242%. The increase resulted primarily from the sale of our equity securities in 2021 for total gross proceeds of approximately $199.5 million, cash received of approximately $32.1 million from warrant exercises, and cash received of approximately $1.4 million from stock option exercises, offset by stock issuance costs of approximately $14.3 million.

As of September 30, 2021, Zomedica had an unlimited number of authorized common shares with 979,738,168 common shares issued and outstanding.

As of November 12, 2021, Zomedica had 979,894,668 common shares issued and outstanding.

For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating products for companion animals by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include innovative diagnostics and medical devices that emphasize patient health and practice health. It is Zomedica’s mission to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

Follow Zomedica

•	Email Alerts: http://investors.zomedica.com
•	LinkedIn: https://www.linkedin.com/company/zomedica

3

Zomedica Announces Third Quarter 2021 Results

Reader Advisory

Except for statements of historical fact, this news release contains certain “forward-looking information” or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to American economic growth, demand for the Company’s products, the Company’s ability to produce and sell its products, our ability to successfully integrate and operate the PulseVet business, the sufficiency of our budgeted capital and operating expenditures, the cost, adequacy and availability of supplies required for our operations, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results, and financial condition.

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to successfully integrate and operate the Pulse Vet business, uncertainty as to our ability to supply equipment and assays in response to customer demand; uncertainty regarding the cost, adequacy and availability of supplies required for our operations; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations: risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contacts

PCG Advisory Group

Kirin Smith, Presidentksmith@pcgadvisory.com

+1.646.823.8656

4